Exhibit 99.2

CASELLA WASTE SYSTEMS, INC. ANNOUNCES NOTES OFFERING

RUTLAND, VERMONT (September 24, 2012) – Casella Waste Systems, Inc. (NASDAQ: CWST) (the “Company”), a vertically-integrated solid waste, recycling and resource management services company, announced today that it intends to offer $135 million aggregate principal amount of 7 3/4% senior subordinated notes due 2019 (the “Notes”). The Notes are being offered as additional debt securities under an indenture pursuant to which the Company previously issued senior subordinated notes.

The Notes are being offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

The Company intends to use the net proceeds of the offering to refinance its 11% Senior Second Lien Notes due 2014, of which $180,000,000 aggregate principal amount is outstanding.

The Notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Casella Waste Systems, Inc.

The Company is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, vice president of finance and investor relations at (802) 772-2239.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “anticipates,” “will,” “intends,” and other similar expressions. Among the forward-looking statements in this press release are statements regarding the offering of the Notes and the intended use of the proceeds from the Note offering. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. The Company cannot guarantee that it will complete the offering on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things: market conditions and the Company’s ability to consummate the issuance of the Notes. The Company expressly disclaims any obligation to update the forward-looking statements contained in this press releases whether as a result of new information, future events or otherwise, except as required. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact:

Ned Coletta

(802) 772-2239